Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

October 30, 2015

Royal Bank of Canada,
200 Bay Street,
Royal Bank Plaza,
Toronto, Ontario,
Canada M5J 2J5.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Royal Bank of Canada (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) as described in the Pricing Supplement dated October 23, 2015 (the “Pricing Supplement”) to the Prospectus Supplement dated April 30, 2015 and the Prospectus dated April 30, 2015 (the “Prospectus”) contained in the Registration Statement on Form F-3, File No. 333-203433  (the “Registration Statement”).  We hereby confirm to you that the statements of U.S. tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Pricing Supplement are our opinion and constitute a fair and accurate summary of the material tax consequences of owning the Notes, subject to the limitations and exceptions set forth in the Pricing Supplement and the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K incorporated by reference in the Registration Statement, and to the reference to our opinion in the Pricing Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Annex A

Title of Note	Date of Pricing Supplement	Date of Issue of Note

$1,500,000,000 aggregate principal amount of 2.350% Senior Notes, due October 30, 2020	October 23, 2015	October 30, 2015